Exhibit 10.7

CYBER-ARK SOFTWARE LTD.

(The “Company”)

2001 SECTION 102 STOCK OPTION PLAN

As Amended On March 5, 2003

(the “Plan”)

DEFINITIONS

Capitalized terms shall have the meaning ascribed thereto as set forth below and shall apply to the Plan and the Option Agreement:

“Affiliate(s)”	means a present or future company that either (i) Controls the Company or is Controlled by the Company; or (ii) is under common Control with the Company.

“Allocate” or “Allocated”	with respect to Options, means the allocation of Options by the Company to the Trustee on behalf of an Optionee.

“Control” or “Controlled”	shall have the meaning ascribed thereto in Section 102.

“Grant of Options”	with respect to Options, means the grant of Options by the Company to an Optionee pursuant to an Option Agreement.

“Employee”	means an employee, officer or director of the Company or any Affiliate, provided that such person does not have Control over the Company or any eligible person pursuant to Section 102.

“Holding Period” or “Minimum Holding Period”	means the period in which the Options Allocated to an Optionee or, upon exercise thereof the Exercised Shares, are to be held by the Trustee on behalf of the Optionee, in accordance with Section 102, and pursuant to the Tax Track which the Company selects.

“Section 102”	means Section 102 of the Tax Ordinance, following its amendment pursuant to Amendment 132 of the Tax Ordinance.

“Section 102 Rules” or “Rules”	means the Income Tax Rules (Tax Relief for Issuance of Shares to Employees), 2003 and any additional or similar rules as shall be further amended from time to time.

“Tax Ordinance” or the “Ordinance”	means the Israeli Income Tax Ordinance [New Version], 1961, as amended, and any regulations, rules, orders or procedures promulgated thereunder.

“Tax Track”	means one of the three tax tracks described under Section 102, specifically: (1) the “Capital Gains Track Through a Trustee”; (2) “Income Tax Track Through a Trustee”; or (3) the “Income Tax Track Without a Trustee”.

“Trustee”	means a Trustee appointed by the Company to hold in trust, Allocated Options and the Exercised Shares issued upon exercise of such Options, on behalf of Participants (also referred to as “Escrow Agent” in the Option Plan).

Other Capitalized terms used herein shall have the meaning ascribed thereto in the Old Plan and the Option Agreements.

1.	Purpose

The Plan is intended to provide a method whereby employees (including officers and directors who are employees) of the Company may be offered an opportunity to acquire Ordinary Shares, par value NIS 0.01 (“Ordinary Shares” or “Shares”) of the Company, in order to increase their proprietary interests in the Company and their incentive to remain in and advance in the employ of the Company.

Accordingly, the Company may, from time to time, grant restricted employee stock options (“Employee Stock Options”) for the purchase of Ordinary Shares of the Company on the terms and conditions hereinafter established, to such employees as may be selected in the manner hereinafter provided. Such Option Agreements may differ among recipients. Employee Stock Options and the Shares issuable thereunder shall be held in escrow for the benefit of such employees by or in the name of an escrow agent approved for such purposes by the Israel Income Tax Authority (the “Escrow Agent”), as set forth herein.

Employee Stock Options are referred to herein as “Option(s)”, Stock Option Agreements as “Option Agreements” and the Shares acquired pursuant to an Option Agreement as “Exercised Shares”. Recipient/s of Options under this Plan are herein referred to as “Optionee” or “Optionees”.

2.	Application of Section 102 of the Income Tax Ordinance

2.1	Trustee Tax Tracks

The Provisions governing the exemption of tax for Options or Exercised Shares to Optionees as embodied in Section 102 and the Rules, shall apply to the New 102 Plan, the Options and the Exercised Shares issued upon exercise of such Options. If the Company elects to Allocate Options through (i) the Capital Gains Track Through a Trustee, or (ii) the Income Tax Track Through a Trustee, then, in accordance with the requirements of Section 102, the Company shall appoint a Trustee who will hold in trust the Allocated Options and the Exercised Shares on behalf of each Optionee.

The Holding Period for the Options will be as follows:

(A) The Capital Gains Tax Track Through a Trustee – if the Company elects to Allocate the Options according to the provisions of this track, then the Holding Period will be 24 months from the end of the tax year in which the Options were Allocated to the Trustee on behalf of the Optionee, or such shorter period as may be approved by the Israeli Tax Authorities.

(B) Income Tax Track Through a Trustee – if the Company elects to Allocate Options according to the provisions of this track, then the Holding Period will be 12 months from the end of the tax year in which the Options were Allocated to the Trustee on behalf of the Optionee, or such shorter period as may be approved by the Israeli Tax Authorities.

Subject to Section 102 and the Rules, Optionees shall not be able to receive the Options from the Trustee, nor shall they be able to sell or dispose of the Options or the Exercised Shares before the end of the applicable Holding Period.

In the event of a distribution of rights, including an issuance by the Company of bonus shares (the “Additional Rights”), all such Additional Rights with respect of Options originally Allocated shall be Allocated and/or issued to the Trustee for the benefit of Optionees, and shall be held by the Trustee for the remainder of the Holding Period applicable to the Options originally Allocated. Such Additional Rights shall be treated in accordance with the provisions of the applicable Tax Track.

2.2 Income Tax Track Without a Trustee

If the Company elects to Allocate Options according to the provisions of this track, then the Options will not be subject to a Holding Period.

2.3 Track Selection

The Company, in its sole discretion, shall elect under which of above three Tax Tracks each Option is Granted and shall notify the Optionee in the Option Agreement, which Tax Track applies to each Option Allocated.

2.4 Concurrent Conditions

The Holding Period, if any, is in addition to the vesting period as specified in the Option Agreement. The Holding Period and vesting period may run concurrently, but neither is a substitute for the other, and each are independent terms and conditions for Options Allocated.

2.5 Trust Agreement

The terms and conditions applicable to the trust relating to the Tax Track selected by the Company, as appropriate and as partially detailed in Section 24 of this Option Plan, shall be set forth in an agreement signed by the Company and the Trustee (the “Trust Agreement”).”

3.	Administration

The Plan shall be administered by a Stock Option Committee (the “Committee”) appointed by the Board of Directors of the Company. The Committee shall consist of no fewer than two members who may also be members of the Board of Directors of the Company. Subject to the terms and conditions of the Plan, all applicable laws and relevant commitments of the Company, the Committee shall have full and maximum authority in its discretion, from time to time, and at any time, to grant, or recommend to the Board of Directors of the Company, as applicable, the employees to whom Options shall be granted, to determine or recommend the number of shares to be covered by each Option, the time at which the Option shall be granted, the terms and conditions of Option Agreements, and, except as hereinafter provided, the purchase price of Option, the term during which the Options may be exercised, and to authorize the shares allotment pursuant to the exercise of the options.

The Board of Directors of the Company may at any time appoint or remove members of the Committee and may fill vacancies, however caused, in the Committee. The Committee shall select one of its members as its Chairman, and shall hold its meetings at such time and place as it shall deem advisable. All actions of the Committee shall be taken by a majority of its members and can be taken by written consent in lieu of a meeting. The Committee shall make such rules and regulations for the conduct of its business as it shall deem advisable.

4.	Interpretation and Amendment

The interpretation, construction or determination of any provisions of the Plan by the Committee or the Board of Directors of the Company shall be final and conclusive. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan.

The Board of Directors may, at any time, amend, alter, suspend or terminate the Plan; provided, however, that any such action shall not adversely affect any Options granted under the Plan.

5.	Participants

Options may be granted pursuant to this New 102 Plan solely to Employees. Receipt of Options under the New 102 Plan or under any other stock option plan maintained by the Company, shall not, solely for that reason, preclude an Optionee from receiving Options under the New 102 Plan.

6.	Shares Subject to the Plan

(a)	The number of Shares which may be issued and sold pursuant to the Plan shall be determined from time to time by the Board of Directors of the Company.

(b)	The Escrow Agent shall vote any Exercised Shares in accordance with the directions of the Board of Directors of the Company. The Escrow Agent will have no rights to equity participation as to Exercised Shares held in escrow except as otherwise specified by the Board of Directors.

(c)	In the event the employee’s rights do not vest in the Options, such options may be reissued under the Plan.

7.	Adjustment Provisions for Recapitalizations and Related Transactions

(a)	General. If, through or as a result of any merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, (i) the number of outstanding Shares of the Company are increased, decreased or exchanged for a different number or kind of shares or other securities of the Company, or (ii) additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such Shares or other securities, an appropriate and proportionate adjustment shall be made in (x) the maximum number and kind of shares reserved for issuance under the Plan, (y) the number and kind of shares or other securities subject to any then outstanding Options under the Plan, and (z) the exercise price for each share subject to any then outstanding Options under the Plan, without changing the aggregate purchase price as to which such Options remain exercisable. Notwithstanding the foregoing, no adjustment shall be made pursuant to this Section 7 if such adjustment would cause the Plan to fail to comply with Section 102 of the Ordinance. If this Section 7 applies and Section 8 also applies to the same event, then Section 8 shall be applicable to such event and this Section 7 shall not be applicable.

(b)	Board Authority to Make Adjustments. Any adjustments under this Section 7 will be made by the Board of Directors of the Company, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive. No fractional shares will be issued under the Plan on account of any such adjustments.

8.	Merger, Consolidation, Asset Sale, Liquidation, etc.

(a)	General. Upon the occurrence of an Acquisition Event (as defined below) the Board of Directors of the Company shall take any one or more of the following actions with respect of the then outstanding options: (i) provide that such options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), provided that any such options substituted for the Options shall meet the requirements of Section 102 of the Ordinance, (ii) upon written notice to the Optionees, provide that all the then unexercised options will become exercisable in full as of a specified time (the “Acceleration Time”) prior to the Acquisition Event and will terminate immediately prior to the consummation of such Acquisition Event, except to the extent exercised by the Optionees between the Acceleration Time and the consummation of such Acquisition Event, (iii) in the event of a merger under the terms of which holders of outstanding Ordinary Shares of the Company will receive upon consummation thereof a cash payment for each share surrendered in the merger (the “Merger Price”), make or provide for a cash payment to the Optionees equal to the difference between (A) the Merger Price times the number of shares of Ordinary Shares subject to such outstanding options (whether or not then exercisable at prices not in excess of the Merger Price) and (B) the aggregate exercise price of all such outstanding options in exchange for the termination of such options, or (iv) upon written notice to the Optionees, provide that all the then vested and unvested outstanding options will terminate immediately prior to the consummation of such Acquisition Event, and to the extent the vested Options shall have not been exercised prior to the Acquisition Event, all such Options shall become null and void at the consummation of such Acquisition Event.

Notwithstanding the above, the Company, by the Committee, may provide in the Option Agreement itself the action/s to be taken with respect to the outstanding options at the time of an Acquisition Event from the actions listed above. In such a case, the Board of Directors shall not be entitled to take a different action at the Acquisition Event with respect of such options without the consent of the Optionee.

An “Acquisition Event” shall mean: (a) any merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation, (b) any sale of all or substantially all of the assets of the Company, or (c) the complete liquidation of the Company.

(b)	Substitute Options. The Company may grant options under the Plan in substitution for options held by employees of another corporation who become employees of the Company, or a subsidiary of the Company, as the result of a merger or consolidation of the employing corporation with the Company or a subsidiary of the Company, or as a result of the acquisition by the Company, or one of its subsidiaries, of property or stock of the employing corporation. the Company may direct that substitute options be granted on such terms and conditions as the Board of Directors of the Company considers appropriate in the circumstances.

9.	Terms and Conditions of Options and Purchase Agreements

Options shall be in such form and on such terms as the Committee shall, from time to time, approve, but subject, nevertheless, to the following terms and conditions:

(a)	The Option Agreement shall state the Tax Track that the Company chooses according to Section 2 of the Option Plan and the total number of Shares to which it relates. No fractional shares shall be issued.

(b)	The exercise price per Share shall be determined by the Board of Directors or the Committee, and such price shall be set forth in the Option Agreement.

(c)	Notwithstanding any other provision of the Plan, the term of an Option shall be for a period of not more than ten (10) years from the date such Option is granted.

(d)	The Option Agreement shall state the time or times at which Options may be exercised in whole or in part and such terms shall be incorporated into and be made a part of the New 102 Plan.

(e)	Options shall not be sold, transferred, or otherwise disposed of and shall not be pledged or otherwise hypothecated, except as provided in this Plan and restrictions against disposition shall lapse and the employee’s interest therein shall vest as set forth in the Option Agreement.

10.	Limitations on the Purchased or Exercised Shares

The Option Agreement may provide certain limitations with respect of voting and/or transferring the Exercised Shares, as determined by the Board of Directors of the Company from time to time at its exclusive discretion.

11.	Termination of Employment

Subject to the provisions of the Plan, the Option Agreement shall specify the extent to which the Option may be exercised following (i) the termination of the optionee’s employment or other relationship with the Company or its parent or any subsidiary, or (ii) the death or disability of the optionee. Such periods shall be set forth in the agreement evidencing such option. Employment shall not be deemed to be terminated because an optionee is transferred from one of the Company, its parent, or any subsidiary to another one of the Company, its parent, or any subsidiary.

Notwithstanding the foregoing, any termination of employment prior to the expiration of the Minimum Holding Period required under Section 102 of the Ordinance and Rules may subject the employee to forfeiture of the tax benefits available under Section 102 of the Ordinance.

12.	Death

Subject to Section 10 above and to the provisions of Section 102 of the Ordinance, the Option Agreement may provide that if the Optionee shall die while in the employ of the Company, his estate, personal representative or beneficiary as determined be a competent court shall have the right to exercise the Option granted to the Optionee with respect of the total number of shares as to which the Optionee would have been entitled to exercise at the date of his death in accordance with Section 102 of the Ordinance and under the same terms and conditions stated in the Option Agreement and within a time period defined therein.

13.	Non Transferability

Options are not assignable or transferable, except by will or the laws of descent and distribution to the extent set forth in Section 12 above. During the Optionee’s lifetime the options may be exercised only by the Optionee.

14.	Exercise of Options

An Optionee electing to exercise an Option shall give written notice to the Company to that effect. Such notice will identify the number and part of options to be exercised, will be signed by Optionee along with full payment for the option as specified in Section 16 (b) below. Upon the receipt of the exercise price as above mentioned the Company shall notify the Escrow Agent who shall then act in accordance with Section 2(b) above, the Company shall deliver to the Escrow Agent or the option holder the exercised shares.

Subject to Section 10 above and as may otherwise be set forth in the Option Agreement, an Optionee shall have no rights of a stockholder with respect to Exercised Shares until the issuance to him of a stock certificate representing the Exercised Shares.

15.	Written Option Agreement

Option Agreements shall be in writing, duly executed and delivered by or on behalf of the Company and the employee, and shall contain such terms and conditions as the Committee deems advisable. If case of any conflict between the terms and conditions of any Option Agreement and those of the Plan, the terms and conditions of the Plan shall take precedence and prevail. Such option Agreements may differ among recipients.

16.	Payment

(a)	No exercise of Options by a sole Employee shall be made for an aggregate Exercise Price of less than $1,000 or any other sum determined by the Committee, unless the exercise is of all the Options that are vested as of the date of exercise.

(b)	The option exercise price shall be payable in cash or by certified check or, at the discretion of the Committee, by paying in cash, at the minimum, the par value of the Shares being acquired or by any other means agreed upon, at the discretion of the Committee. Conversion of NIS into foreign currency shall be according to the official rate of exchange on the date of payment.

17.	Tax Matters

(a)	This New 102 Plan and the Option Agreement shall be governed by, and shall conform with and be interpreted so as to comply with, the requirements of Section 102 and any written approval from the Israeli Tax Authorities. All tax consequences under any applicable law (other than stamp duty) which may arise from the grant or Allocation of Options, from the exercise thereof or from the holding or sale of Exercised Shares (or other securities issued under the New 102 Plan) by or on behalf of the Optionee, shall be borne solely on the Optionee. The Optionee shall indemnify the Company and/or Affiliate, as the case may be, and hold them harmless, against and from any liability for any such tax or any penalty, interest or indexing.

(b)	If the Company elects to Allocate Options according to the provisions of the Income Tax Track Without a Trustee (Section 2.2 of the New 102 Plan), and if prior to the exercise of any and/or all of these Options, such Optionee ceases to be an employee, director, or officer of the Company or Affiliate, the Optionee shall deposit with the Company a guarantee or other security as required by applicable law, in order to ensure the payment of applicable taxes upon the exercise of such Options.

(c)	The exercise of each Option shall be subject to the condition that if at any time the Company shall determine in its discretion that the satisfaction of withholding tax or other withholding liabilities, or that the listing, registration, or qualification of any shares otherwise deliverable upon such exercise by any securities exchange or under any national or applicable law, or that the consent or approval of any regulatory body, is necessary or desirable as a condition of, or in connection with, such exercise or purchase of shares pursuant thereto, then such exercise or issuance of Exercised Shares shall not be effective unless such withholding, listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

(d)	The Company and/or an Affiliate shall have the right to demand from an Optionee such amount sufficient to satisfy any applicable withholding tax requirements related thereto, and whenever Exercised Shares or any other non-cash assets are to be delivered pursuant to the exercise of an Option, or transferred thereafter, the Company and/or an Affiliate shall have the right to require the Optionee to remit to the Company and/or to the Affiliate or the Trustee, an amount in cash sufficient to satisfy any applicable withholding tax requirements related thereto. If such amount is not timely remitted, the Company and/or the Affiliate shall have the right to withhold or set-off (subject to applicable law) such Exercised Shares or any other non-cash assets pending payment by the Optionee of such amounts.

(e)	Until all taxes have been paid in accordance with Rule 7 of the Section 102 Rules, Options and/or Exercised Shares may not be sold, transferred, assigned, pledged, encumbered, or otherwise willfully hypothecated or disposed of, and no power of attorney or deed of transfer, whether for immediate or future use may be validly given. Notwithstanding the foregoing, the Options and/or Shares may be validly transferred in a transfer made by will or laws of descent, provided that the transferee thereof shall be subject to the provisions of Section 102 and the Section 102 Rules as would have been applicable to the deceased Optionee if he or she to have survived.”

18.	Shares Subject To Right of First Refusal

(a)	Notwithstanding anything to the contrary in the Articles of Association of the Company, none of the Optionees shall have a right of first refusal in relation with any sale of the Exercised Shares.

(b)	Until such time as the Company shall effectuate an IPO or an Acquisition Event, the sale of Exercised Shares by the Optionee shall be subject to a right of first refusal, as set forth in the Articles of Association of the Company and/or in the Option Agreement.

19.	Term of Plan

The Plan shall terminate ten (10) years after its adoption by the Board of Directors, and no Option shall be granted pursuant to the Plan after that date.

20.	Application of Funds

The proceeds received by the Company from the sale of Shares pursuant to the exercise of Options granted under the Plan will be used for general corporate purposes.

21.	Obligation to Exercise Option

The granting of an Option shall impose no obligation on the option holder to exercise such option.

22.	Continuance of Employment

Neither the Plan nor any Option Agreement shall impose any obligation on the Company to continue the employment of any Optionee, and nothing in the Plan or in any Option Agreement shall confer upon any holder any right to continue in the employment of the Company or conflict with the right of either to terminate such employment at any time.

23.	Effectiveness of the Plan

The Plan shall become effective on the date of its adoption by the Board of Directors, but subject, nevertheless, to such approvals as may be required by any public authorities, including but not limited to the Income Tax Authority.

24.	Liability, Indemnification and Termination of Escrow Agent

In no event except in case of gross negligence by the Escrow Agent, shall the Escrow Agent be liable to the Company and/or any participant of the Plan and/or any third party (including but not limited to the income tax authorities and any other governmental or administrative authority, or to a purchaser of shares from any participant of the Plan) with respect to any act which has been or will be carried out and/or any opinion which has been or will be given in relation to the Plan, its execution and any matter connected thereto or arising therefrom. The Company will not, and the participant will be required to covenant upon signing the Option Agreement that he/she will not, make any claim against the Escrow Agent in any manner whatsoever; The Company and the participant expressly agree that if the Escrow Agent is sued by any of them, then the Escrow Agent shall be entitled by virtue of this Section to dismiss of the action filed against it, with costs. The Company covenants and agrees that if an action is commenced by any third party against the Escrow Agent in connection with the Plan, it shall agree to participate in such an action, whether as a defendant or as a third party, as the case may be, and any judgement or expense decided by the court against the Escrow Agent will be paid by the Company.

The Company further covenants and any participant will be required to covenant to indemnify the Escrow Agent against any liability in relation to any claim and/or demand made against the Escrow Agent by any person whatsoever, including the tax authorities, in relation to its acts or omissions in connection with the Plan.

Subject to ninety (90) days prior written notice, each of the Company or the Escrow Agent shall be entitled to notify the other of its intention to terminate this trusteeship with respect to the Plan. Within the aforementioned notice period, the Company shall nominate a new Escrow Agent for the Plan, and shall then notify the existing Escrow Agent and the tax authority of the new escrow agent’s identity. The existing Escrow Agent shall then transfer its obligations under the Plan to the new escrow agent. The Company and/or the participants shall have no claim against the Escrow Agent under such circumstances, and the Company and/or the participants shall take all necessary actions in order to facilitate such transfer.

25.	Optionee Undertakings

By receiving the Option granted pursuant to this New 102 Plan, the Optionee (1) agrees and acknowledges that he or she have received and read the New 102Plan and the Option Agreement; (2) undertakes all to comply with the provisions set forth in: Section 102 (including provisions regarding the applicable Tax Track that the Company has selected), the 102 Rules, the Old 102 Plan, this Addendum, the Option Agreement and the Trust Agreement; and (3) subject to the provisions of Section 102 and the Rules, undertakes not to sell or release the Exercised Shares from the trust before the end of the Holding Period.